UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 11-K

(Mark One)

☒ ANNUAL REPORT PURSUANT TO SECTION 15(d) of the SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended – December 31, 2002

OR

☐ TRANSITION REPORT PURSUANT TO SECTION 15(d) of the SECURITIES EXCHANGE ACT OF 1934

For the transition period from                                      to

Commission file number – 33-55214

A.	Full title of the plan and the address of the plan, if different from that of the issuer named below:

AMERICAN SOFTWARE, INC. 401(k)/PROFIT SHARING PLAN

470 EAST PACES FERRY ROAD, N.E.

ATLANTA, GEORGIA 30305

B.	Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

AMERICAN SOFTWARE, INC.

470 EAST PACES FERRY ROAD, N.E.

ATLANTA, GEORGIA 30305

REQUIRED INFORMATION

Financial Statements:

1.	Not required.
2.	Not required.
3.	Not required.
4.	ERISA financial statements for the Plan year ended December 31, 2002 are attached as Exhibit 99.1 to this Report and incorporated herein by this reference.

SIGNATURES

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 23, 2003	AMERICAN SOFTWARE, INC. 401(k)/PROFIT SHARING PLAN By: /s/Vincent C. Klinges Name and Title: Vincent C. Klinges, Chief Financial Officer

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

99.1	Annual Financial Statements of American Software, Inc. 401(k)/Profit Sharing Plan for year ended December 31, 2002

99.2	Certification Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2003